UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27500 SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-685-8888

Former name or former address if changed since last report: no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On November 12, 2008, InFocus Corporation, an Oregon corporation (the “Company”), entered into a Director Indemnification Agreement (the “Indemnity Agreements”) with each of its current directors. It is anticipated that future directors of the Company would enter into an Indemnity Agreement with the Company in substantially similar form.

The Indemnity Agreements provide, among other things, that the Company will indemnify each director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines, penalties and settlements he or she may be required to pay in actions or other proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under applicable law, and as a supplement to and in furtherance of rights to indemnification under applicable law and the Company’s Restated Articles of Incorporation and Restated Bylaws, each as amended from time to time. The Indemnity Agreements further provide for the advancement of certain expenses of each director in connection with claims with respect to which such director is or may be entitled to indemnification under the Indemnity Agreements. In addition, the Indemnity Agreements obligate the Company to maintain a policy of directors’ and officers’ liability insurance during such time as each director serves as a director, officer or other agent of the Company, and for at least six years following a change of control event, including the acquisition by any person of securities representing 15% or more of the combined voting power the Company’s then outstanding securities entitled to vote generally in the election of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2008	INFOCUS CORPORATION

	By:	/s/ Lisa K. Prentice
Lisa K. Prentice
Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

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